Exhibit (j)(2)

Thompson, Hickey, Cunningham, Clow & April, P.A.	ATTORNEYS AND COUNSELORS AT LAW

Daniel H. April
Janet Clow
David F. Cunningham
John M. Hickey
C.W.N. Thompson, Jr.
Patrick J. Dolan

July 31, 2015

VIA EDGAR FILING

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Re:	Thornburg Investment Trust

Registration Number under the Investment Company Act of 1940: 811-05201

Ladies and Gentlemen:

The above-named registrant is filing its post-effective amendment no. 102 to its registration statement under the Investment Company Act of 1940, filed on Form N-1A. We have acted as counsel to the registrant in connection with that post-effective amendment, which relates to the registrant’s shares of beneficial interest of Thornburg Liquidity Management Fund (the “Fund”). It is our opinion, based upon our examination of such records and documents as we have deemed necessary or appropriate to review, that the shares proposed to be issued by the Funds have been duly authorized and, when issued in accordance with (i) the Trustees’ resolutions adopted December 8, 2014, (ii) the prospectus for the Fund, and (iii) the Trust’s Agreement and Declaration of Trust, dated June 3, 1987, as amended, will be legally issued, fully paid and non-assessable.

We also hereby consent to the references made to the firm of Thompson, Hickey, Cunningham Clow, April & Dolan, P.A. in post-effective amendment no. 102 to the registrant’s registration statement.

Very Truly Yours,

/s/ Charles W.N. Thompson, Jr.

Charles W.N. Thompson, Jr.

460 St. Michael’s Drive	E-mail: cwnt@catchlaw.com	Tel.: (505) 988-2900
Building 1100, Suite 1103		Extension 105
Santa Fe, New Mexico 87505		Fax: (505) 988-2901